Exhibit 99(a)

For  Release May 7                                            Contact:
                4:01 PM                                       Richard F. Latour
                                                              President and CEO
                                                              Tel: 781-994-4800

                      MICROFINANCIAL INCORPORATED ANNOUNCES
                           FIRST QUARTER 2003 RESULTS

                  - Sequential Net Loss Improves to $0.06 Per Diluted Share -
                  - Secures Amendment to Credit Agreement -


Woburn, MA-- May 7, 2003-- MicroFinancial Incorporated (NYSE-MFI), a leader in Microticket leasing and finance, announced today its financial results for the first quarter ended March 31, 2003.

First quarter revenue for the period ended March 31, 2003 was $25.6 million compared to $35.3 million for the same period last year. The net loss for the quarter was $0.8 million, or ($0.06) per diluted share compared with net income of $3.2 million, or $0.25 per diluted share in the prior year's first quarter. The reduction in revenue and income are attributable to the Company's decision to suspend originations in October 2002. This resulted in a 35.5% decline in lease and loan revenues to $9.8 million, a 44.6% drop in service fee and other revenues to $3.5 million, and a 13.3% decrease in the rental income to $8.5 million versus the first quarter ended March 31, 2002.

Total operating expenses for the quarter decreased 10.3% or $3.1 million as compared to the same period in 2002. Salary, general and administrative expense declined 27.4% to $9.1 million for the quarter compared to $12.6 million for the same period last year. The decrease was attributable to reductions in personnel-related expenses of approximately $1.8 million, collection related expenses of $0.9 million and lower cost of goods sold of $0.6 million as compared to the first quarter of 2002. Despite an increase in interest costs, interest expense declined 4.3% to $2.6 million as a result of lower debt balances. The provision for credit losses decreased to $10.8 million for the quarter ended March 31, 2003 from $11.0 million for the same period last year, while net charge offs increased to $13.7 million from $11.2 million for the same period last year. Past due balances greater than 31 days delinquent at March 31, 2003 remained relatively flat at 24.3% versus 24.9% last quarter.

Dealer fundings decreased $21.4 million to $1.2 million in the quarter, versus the three months ended March 31, 2002. This decrease was a result of the Company's decision to suspend new contract originations in October 2002, until an alternative source of financing could be obtained. Investment in lease and loan receivables due in installments, estimated residuals, rentals, and service contracts were down $104.0 million to $357.4 million as compared to the same period last year. Net cash provided by operating activities in the quarter decreased to $25.7 million compared to $31.9 million in the same period of 2002. The Company repaid notes payable in the amount of $23.7 million in the first quarter of 2003.

On a sequential basis, net income for the first quarter of 2003 increased $6.9 million from a loss of $7.7 million last quarter. This increase was primarily driven by a reduction in the provision for credit losses of $11.7 million.

Richard Latour, President and Chief Executive Officer stated, "We are pleased that our first quarter results met our internal collection goals on the existing portfolio and that the Company's ongoing strategy of driving down expenses had a positive impact on our results."

Mr. Latour continued, "Microfinancial also reached a critical milestone in our effort to reposition the Company and strengthen our capital structure. In April, we secured a long-term amendment of our credit facility and a permanent waiver for our securitization facility. This provides a solid foundation that will allow us to focus our attention on seeking a financial partner as we actively consider various financing, restructuring and strategic alternatives."

Mr. Latour concluded, "Over the next few quarters we will continue to maximize our portfolio collections, while simultaneously pursuing a business strategy that further strengthens our balance sheet."

                           MICROFINANCIAL INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)


                                                                                December 31,    March 31,
                                                                                -----------     --------
                                                                                    2002          2003
                                                                                    ----          ----

                                     ASSETS
Net investment in leases and loans:
    Receivables due in installments                                               $ 334,623    $ 299,442
    Estimated residual value                                                         30,754       28,404
    Initial direct costs                                                              4,891        4,057
    Loans receivable                                                                  1,796        1,783
    Less:
         Advance lease payments and deposits                                            (96)         (77)
         Unearned income                                                            (67,574)     (55,666)
         Allowance for credit losses                                                (69,294)     (66,359)
                                                                                  ---------    ---------
Net investment in leases and loans                                                $ 235,100    $ 211,584

Investment in service contracts                                                      14,463       12,843
Cash and cash equivalents                                                             5,494        9,803
Restricted cash                                                                      18,516       14,419
Property and equipment, net                                                           9,026        8,103
Income taxes receivable                                                               8,652        8,652
Other assets                                                                          3,834        4,288
                                                                                  ---------    ---------
         Total assets                                                             $ 295,085    $ 269,692
                                                                                  =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                                     $ 168,927    $ 145,191
Subordinated notes payable                                                            3,262        3,262
Capitalized lease obligations                                                           471          356
Accounts payable                                                                      3,840        3,945
Other liabilities                                                                     6,776        6,343
Income taxes payable                                                                  1,400        1,392
Deferred income taxes payable                                                        23,806       23,303
                                                                                  ---------    ---------
         Total liabilities                                                          208,482      183,792
                                                                                  ---------    ---------
Commitments and contingencies                                                           -            -
Stockholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares
         issued at 12/31/02 and 3/31/03                                                 -            -
     Common stock, $.01 par value; 25,000,000 shares authorized; 13,410,646 and
         13,730,500 shares issued at 12/31/02 and 3/31/03, respectively                 134          137
     Additional paid-in capital                                                      47,723       47,977
     Retained earnings                                                               45,089       44,334
     Treasury stock (588,700 shares of common stock at 12/31/02 and 3/31/03),
         at cost                                                                     (6,343)      (6,343)
     Deferred compensation                                                                0         (205)
                                                                                  ---------    ---------
     Total stockholders' equity                                                      86,603       85,900
                                                                                  ---------    ---------
     Total liabilities and stockholders' equity                                   $ 295,085    $ 269,692
                                                                                  =========    =========

                           MICROFINANCIAL INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                     For the three months ended
                                                              March 31,
                                                  ------------------------------
                                                         2002           2003
                                                         ----           ----

Revenues:
         Income on financing leases and loans     $     15,235   $      9,821
         Income on service contracts                     2,395          2,251
         Rental income                                   9,863          8,547
         Loss and damage waiver fees                     1,526          1,483
         Service fees and other                          6,266          3,469
                                                  ---------------------------
                  Total revenues                        35,285         25,571
                                                  ---------------------------

Expenses:
         Selling general and administrative             12,574          9,131
         Provision for credit losses                    10,964         10,799
         Depreciation and amortization                   3,639          4,270
         Interest                                        2,747          2,629
                                                  ---------------------------
                   Total expenses                       29,924         26,829
                                                  ---------------------------

Income/(loss) before provision for income taxes          5,361         (1,258)
Provision/(benefit) for income taxes                     2,145           (503)
                                                  ---------------------------

Net income/(loss)                                 $      3,216   ($       755)
                                                  ===========================

Net income/(loss) per common share - basic        $       0.25   ($      0.06)
                                                  ===========================

Net income/(loss) per common share - diluted      $       0.25   ($      0.06)
                                                  ===========================

Weighted-average shares used to compute:
         Basic net income per share                 12,821,946     12,854,642
                                                  ---------------------------
         Fully diluted net income per share         12,853,061     12,854,642
                                                  ---------------------------

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.


Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.